Exhibit 99.1

FOR RELEASE September 4, 2014

China Biologic Completes Transaction to Acquire Additional Equity Stake in Guizhou Taibang

BEIJING, China – September 4, 2014 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced that it has completed the transaction to acquire an additional 19.84% equity interest in Guizhou Taibang Biological Products Co., Ltd (“Guizhou Taibang”) and increased its registered equity interests in Guizhou Taibang from 56.39% to 76.23%.

Additional information about this transaction can be found in the Company’s previous release and 8-K filing with the SEC on August 25, 2014.

About China Biologic Products, Inc.

China Biologic is a leading plasma-based biopharmaceutical company in China. The Company's products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and inoculation centers, as well as distributors, in China. For additional information, please see the Company's website, www.chinabiologic.com.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com